Exhibit 99

FOR IMMEDIATE RELEASE

April 1, 2004

CenterState Banks of Florida, Inc. Announces Stock Offering

CenterState Banks of Florida, Inc. today announced that it has filed a registration statement for the sale of 675,627 shares of its common stock. The shares of common stock will be offered to holders of CenterState common stock, entitling them to purchase one share for each five shares held on a record date to be determined by the Company, rounded down to the nearest whole share. The rights would expire to the extent not exercised on the 45th day following their issuance. The net proceeds of the offering will be used to provide capital to support continued loan and deposit growth, and for general corporate purposes.

CenterState is a multi-bank holding company that owns all of the outstanding shares of Community National Bank of Pasco County, First National Bank of Osceola County, First National Bank of Polk County, and CenterState Bank of Florida. The four subsidiary banks are full service commercial banks, providing a wide range of business and consumer financial services in their target marketplace, which is comprised primarily of Citrus, Hernando, Osceola, Polk, Pasco, Sumter and Orange Counties in Florida.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

For additional information contact Ernest S. Pinner, President and Chief Executive Officer, CenterState Banks of Florida, Inc., 1101 First Street South, Suite 202, Winter Haven, Florida 33880, (863) 293-2600.

Except for historical information contained herein, this news releases contains comments or information that constitutes forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.